EXHIBIT 99.2
Vanguard Health Systems, Inc.
Supplementary Financial Information

Adjusted EBITDA Margin Presentation of Most Directly Comparable GAAP Financial Measure (Net Income Margin) and Reconciliation of Adjusted EBITDA Margin to Net Income Margin

	Quarter ended March 31,		Nine months ended March 31,

(in millions, unaudited)	2008	2009	2008	2009

Adjusted EBITDA	$75.1	$86.2	$200.1	$227.9
Total revenues	725.6	858.0	2,074.1	2,369.6

Adjusted EBITDA Margin	10.4%	10.0%	9.6%	9.6%

Adjusted EBITDA	$75.1	$86.2	$200.1	$227.9
Interest, net	(29.4)	(27.2)	(93.4)	(84.5)
Income tax expense	(3.5)	(8.2)	‑	(13.5)
Depreciation and amortization	(31.6)	(31.6)	(96.8)	(96.0)
Minority interests	(0.6)	(0.7)	(2.3)	(2.3)
Gain (loss) on disposal of assets	(0.6)	‑	(0.8)	2.1
Equity method income	0.3	0.1	0.5	0.4
Stock compensation	(0.9)	(1.2)	(1.9)	(3.4)
Monitoring fees and expenses	(1.3)	(1.3)	(5.0)	(3.9)
Realized holding loss on investments	‑	‑	‑	(0.6)
Discontinued operations, net of taxes	(1.0)	(0.3)	(0.3)	0.6

Net income	$6.5	$15.8	$0.1	$26.8
Total revenues	$725.6	$858.0	$2,074.1	$2,369.6

Net income margin	0.9%	1.8%	0.0%	1.1%